Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Share Option Plan, 2001 Share Option Plan and 2003 Share Option Plan of Saifun Semiconductors Ltd. of our report dated February 7, 2006, with respect to the consolidated financial statements of Saifun Semiconductors Ltd. and its subsidiaries included in its Annual Report (Form 20-F File No. 000-51581) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer —————————————————— KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
April 24, 2006